SERVICING AGREEMENT

ADDENDUM TO SCHEDULE A

            For its services under the Servicing Agreement between Calvert Investment Services, Inc. (“CIS”) and The Calvert Fund, CIS is entitled to receive from the Fund fees as set forth below:

Fund and Portfolio	Annual Account
Fee*

The Calvert Fund	$8.00
Calvert Strategic Income Fund

*Account fees are charged monthly based on the highest number of non-zero balance accounts outstanding during the month.

THE CALVERT FUND

BY: ________________________________
William M. Tartikoff
Vice President and Secretary

Calvert INVESTMENT SERVICES, INC.

BY: ________________________________
Ronald M. Wolfsheimer
Chief Financial and Administrative Officer
and Senior Vice President

Effective Date: December 30, 2011